UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

__________________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2025 (October 10, 2025)

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Empery Digital Inc.

(Exact Name of Registrant as Specified in its Charter)

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Delaware	001-40867	84-4882689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3121 Eagles Nest Street, Suite 120

Round Rock, TX 78665

(Address of principal executive offices and zip code)

(512) 400-4271

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	EMPD	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Master Loan Agreement

On October 12, 2025, Empery Digital Inc. (the “Company”) entered into a Master Loan Agreement (the “MLA”) with Two Prime Lending Limited (the “Lender”) to obtain additional capital in the form of delayed draw term loans, the proceeds of which shall be applied towards share repurchases by the Company. Under the MLA, the Company may borrow, in one or more draws, an aggregate principal amount of up to $100 million, through October 9, 2026, at which date, all such loans, together with any accrued and unpaid interest and related obligations, shall become due and payable in their entirety. Notwithstanding the foregoing, the Company has the option, in its sole discretion, to extend the due date of all such loans for one additional year, to October 9, 2027. Further, the MLA was not subject to any commitment fees and borrowings can be repaid early without any prepayment penalty or premium. The interest rate applicable to all outstanding loans will be 6.50% per annum. The Company must initially provide the Lender with Bitcoin (BTC) equal to 250% of any amount borrowed as collateral, which is subject to additional margin calls or return of collateral based on the change in BTC’s price over the term of the outstanding loans.

The foregoing description of the MLA is not complete and is qualified in its entirety by reference to the full text of the MLA, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On October 13, 2025, the Company issued a press release announcing its execution of the MLA with Two Prime Lending, Board approval for the increase to the Share Repurchase Program (as define below) and providing an update on repurchases by the Company under the Company’s Share Repurchase Program.

The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Information.

On October 11, 2025, the Board of Directors of the Company (the “Board”) authorized an increase of $50 million to the Company’s existing share repurchase program (the “Share Repurchase Program”), pursuant to which the Company is now authorized to repurchase up to an aggregate of $150 million of shares of the Company’s outstanding common stock, par value $0.00001 (“Common Stock”). The authorization is effective through July 24, 2027, subject to extension or earlier termination by the Board of Directors at any time. The shares of Common Stock may be repurchased from time to time in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of the Common Stock, general market and economic conditions and applicable legal requirements. As of October 10, 2025, an aggregate of 6,740,482 shares of the Company’s Common Stock have been repurchased by the Company under the Share Repurchase Program at an average purchase price per share of $7.61. Following these repurchases and the increase to the Share Repurchase Program, approximately $99 million remains available for future repurchases under the Company’s Share Repurchase Program.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Master Loan Agreement, dated October 12, 2025, between the Company and Two Prime Lending Limited
99.1	Press Release, dated October 13, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K and portions of this exhibit have been redacted pursuant to Item 601(b)(2) of Regulation S-K. The Company will provide a copy of such omitted materials to the Securities and Exchange Commission or its staff upon request.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Empery Digital Inc.
(Registrant)

Date: October 14, 2025	/s/ Greg Endo
Greg Endo Chief Financial Officer

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